Exhibit 99.1

CASH AMERICA INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share data)
(Unaudited)

	December 31,
	2014	2013
Assets
Current assets:
Cash and cash equivalents	$53,042	$19,748
Restricted cash	60	8,000
Pawn loans	252,168	261,148
Consumer loans, net	44,853	54,732
Merchandise held for disposition, net	212,849	208,899
Pawn loan fees and service charges receivable	53,648	53,438
Income taxes receivable	8,881	9,573
Prepaid expenses and other assets	21,317	24,969
Deferred tax assets	—	8,448
Note receivable	—	425,413
Investment in equity securities	131,584	—
Current assets of discontinued operations	—	390,589
Total current assets	778,402	1,464,957
Property and equipment, net	201,054	221,818
Goodwill	443,196	449,710
Intangible assets, net	45,828	52,211
Other assets	9,594	14,843
Noncurrent assets of discontinued operations	—	301,605
Total assets	$1,478,074	$2,505,144
Liabilities and Equity
Current liabilities:
Accounts payable and accrued expenses	$74,331	$88,514
Customer deposits	17,314	14,803
Current portion of long-term debt	—	22,606
Current deferred tax liabilities	27,820	—
Current liabilities of discontinued operations	—	476,967
Total current liabilities	119,465	602,890
Deferred tax liabilities	72,432	56,414
Other liabilities	878	980
Noncurrent liabilities of discontinued operations	—	45,054
Long-term debt	196,470	717,383
Total liabilities	389,245	1,422,721
Equity:
Cash America International, Inc. equity:
Common stock, $0.10 par value per share, 80,000,000 shares authorized, 30,235,164 shares issued and outstanding	3,024	3,024
Additional paid-in capital	86,388	150,833
Retained earnings	990,748	1,017,981
Accumulated other comprehensive income	67,225	4,649
Treasury shares, at cost (1,428,495 shares and 2,224,902 shares as of December 31, 2014 and 2013, respectively)	(58,556)	(94,064)
Total equity	1,088,829	1,082,423
Total liabilities and equity	$1,478,074	$2,505,144